Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

VAC HOLDINGS II, INC.

INTO

VOUGHT AIRCRAFT INDUSTRIES, INC.

Pursuant to Section 253

of the General Corporation Law of the

State of Delaware

* * * * * *

VAC Holdings II, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY:

FIRST:  That the corporation was incorporated on the 28th day of June, 2000, pursuant to the General Corporation Law of the State of Delaware (“DGCL”)

SECOND:  That the Corporation owns 100% of the outstanding shares of the stock of Vought Aircraft Industries, Inc., a corporation incorporated on the 26th day of May, 2000, pursuant to the DGCL.

THIRD:  That the directors of VAC Holdings II, Inc., by the following resolutions of its Board of Directors, duly adopted on August 13, 2001, by the unanimous written consent of its members filed with the minutes of the Board, determined to merge itself into said Vought Aircraft Industries, Inc:

“WHEREAS, the Board Directors deems it to be in the best interests of VAC Holdings II, Inc., its shareholders, and Vought Aircraft Industries, Inc. to merge VAC Holdings II, Inc. with and into Vought Aircraft Industries, Inc., because, among other reasons, the merger will simplify the corporate structure of VAC Holdings, II, Inc. and Vought Aircraft Industries, Inc., generate cost savings in legal, accounting, and filing fees, and eliminate the necessity of (1) multiple filings with one or more governmental agencies (ii) filing state tax returns for VAC Holdings II, Inc. (iii) the payment of franchise taxes for VAC Holdings II, Inc. and other applicable fees and expenses and (iv) keeping of multiple sets of books and records for each of VAC Holdings II Inc., and Vought Aircraft Industries, Inc.

RESOLVED, that VAC Holdings II, Inc. merge and it hereby does merge itself into said Vought Aircraft Industries, Inc. which assumes all of the obligations of VAC Holdings II, Inc.; and be it

RESOLVED, that the merger shall be effective upon the date of filing of a Certificate of Ownership and Merger with the Secretary of State of Delaware (the “Effective Time”); and be it

RESOLVED, that the terms and conditions of the merger are as follows:  That at the Effective Time, Vought Aircraft Industries Inc. shall issue shares of Vought Aircraft Industries, Inc., pro rata, to the stockholders of VAC Holdings II, Inc. upon surrender of any certificates therefore; and be it

RESOLVED, that the proposed merger shall be submitted to the stockholders of VAC Holdings II, Inc. and upon receiving the affirmative vote, by written consent, of the holders of at least a majority of the outstanding stock of VAC Holdings II, Inc. entitled to vote thereon, the merger shall be approved; and be it

RESOLVED, that the proper officers of Vought Aircraft Industries, Inc. be and they hereby are directed to notify each stockholder of record of VAC Holdings II, Inc. who did not consent in writing to the merger and who, if the action had been taken a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to VAC Holdings II, Inc. as provided in Section 228(c) of the DGCL, within 10 days after the effective date of filing of the Certificate of Ownership and Merger, that said Certificate Of Ownership and Merger has become effective; and be it

RESOLVED, that the proper officer of this corporation be and hereby is directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge itself into said Vought Aircraft Industries, Inc., and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger.”

FOURTH:  That the merger has been approved by the holders of at least a majority of the outstanding stock of VAC Holdings II, Inc. entitled to vote thereon by written consent in lieu of a special meeting pursuant to Section 228 of the DGCL.

FIFTH:  (a) The total number of shares of stock which VAC Holdings II, Inc. has authority to issue is as follows:

Class	Number of Shares	Par value

Common	25,000,000	$.01 per share

(b)           The total number of shares of stock which Vought Aircraft Industries, Inc. has authority to issue is as follows:

Class	Number of Shares	Par value

Common	1,000	$.01 per share

(c)           The Certificate of Incorporation of Vought Aircraft Industries, Inc. is amended as follows:

“FOURTH:  The aggregate number of shares of all classes of shares which the Corporation shall have the authority to issue is twenty-five million (25,000,000) shares of common stock, par value of $.01 per share.

No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any share of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the Corporation; provided, however, that in connection with the issuance or sale of any such shares or securities the Board of Directors of the Corporation may, in its sole discretion, offer such shares or securities, or any part thereof, for purchase or subscription by the holders of shares of the Corporation, except as may otherwise be provided by this Certificate of Incorporation as amended from time to time.

At all times, each holder of common stock of the Corporation shall be entitled to one vote for each share of common stock held by such stockholder standing in the name of such stockholder on the books of the Corporation.”

SIXTH:  Upon the effective time of the merger, the Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of Vought Aircraft Industries, Inc., as amended in accordance with the provisions set forth herein.

[REMAINDER OP PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, VAC Holdings II, Inc. has caused this Certificate to be signed this 13th day of August, 2001.

VAC HOLDINGS II, INC.

By:	/s/ W. Bruce White, Jr.
Name:	W. Bruce White, Jr.
Title:	Secretary